EXHIBIT 3.1

FIRST AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION
OF
ONESOURCE TECHNOLOGIES, INC.

    1.        The name of the corporation (which is hereinafter referred to as the “Corporation”) is OneSource Technologies, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 26, 1996, under the name “LW Global (U.S.A.), Inc.” The Corporation filed a Certificate of Amendment on January 16, 1997, to amend Articles FOURTH, FIFTH, and SIXTH. The Corporation filed a Certificate of Amendment on July 28, 1997, to change the Corporation’s name to “Micor Technologies, Inc.” The Corporation filed a Certificate of Amendment on August 22, 1997, to change the Corporation’s name to “OneSource Technologies, Inc.” The Corporation filed a Certificate of Amendment on May 17, 2001, to amend Article FOURTH.

    2.        This First Amended and Restated Certificate of Incorporation has been duly proposed, adopted, and declared advisable by the Board of Directors of the Corporation (the “Board”), has been duly adopted and approved by the stockholders of the Corporation, and has been duly adopted, executed, and acknowledged by an officer of the Corporation, in accordance with the provisions of Sections 103, 141, 242, and 245 of the General Corporation Law of the State of Delaware and restates, integrates, and amends the provisions of the Certificate of Incorporation of the Corporation, as previously amended. Upon filing with the Secretary of State in accordance with Section 103 and 242, this First Amended and Restated Certificate of Incorporation shall thenceforth supersede the original Certificate of Incorporation, as previously amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

    3.        The text of the original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation (the "Corporation") is: OneSource Technologies, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

        The purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “GCL”).

ARTICLE IV
CAPITAL STOCK

        The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is 105,000,000 shares, of which 100,000,000 shares shall be Common Stock, with a par value of $.001 per share, and 5,000,000 shall be Preferred Stock, with a par value of $.001 per share.

        The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of that series.

ARTICLE V
BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that currently comprise the Board of Directors is four (4). The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation. In addition to the powers and authority expressly conferred upon them by the GCL or by this First Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VI
BYLAW AMENDMENT

        The Board of Directors is authorized to make, adopt, amend, alter, or repeal the Bylaws of the Corporation. The stockholders also shall have power to make, adopt, amend, alter, or repeal the Bylaws of the Corporation, provided that any such adoption, amendment, alteration, or repeal shall require the affirmative vote of a majority of the Corporation’s outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class.

ARTICLE VII
LIMITATION OF LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII
INDEMNIFICATION

        Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance expenses to such person, to the fullest extent legally permissible under the GCL, against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Article VIII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal. The right of indemnification shall be a contract right that may be enforced in any manner desired by such person. The right of indemnification shall not be exclusive of any other right that such directors, officers, or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article VIII. Notwithstanding any other provision of this Article VIII, no person shall be entitled to indemnification or advancement of expenses under this Article VIII with respect to any Proceeding, or any claim therein, brought or made by him or her against the Corporation, unless such Proceeding or claim is approved by the Board of Directors of the Corporation.

        The Board of Directors may adopt bylaws from time to time with respect to indemnification to provide at all time the fullest indemnification permitted by the GCL, and may cause the Corporation to purchase and maintain insurance, at the Corporation’s expense, on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person against such liability. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE IX
QUORUM

        The holders of shares entitled to one-third of the votes at a meeting of the stockholders, present in person or represented by proxy at such meeting, shall constitute a quorum at such meeting.

ARTICLE X
BUSINESS COMBINATIONS WITHINTERESTED
STOCKHOLDERS

        Section 203 of the GCL shall not be applicable to this Corporation.

ARTICLE XI
AMENDMENTS

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this First Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this First Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI.

      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this First Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 27th day of September, 2004, and the undersigned affirms that the statements made herein are true under the penalties of perjury.

/s/ Michael L. Hirschey Michael L. Hirschey, Chief Executive Officer